Exhibit (n)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus Supplement that is part of the Registration Statement No. 333-197004 on Form N-2 of our reports dated March 5, 2014 relating to the consolidated financial statements of New Mountain Finance Holdings, L.L.C. and the financial statements of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to New Mountain AIV Holdings Corporation’s selling its remaining units in New Mountain Finance Holdings, L.L.C. and no longer owning any units of New Mountain Finance Holdings, L.L.C.), and the effectiveness of New Mountain Finance Corporations’ internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 5, 2014 relating to the information of New Mountain Finance Holdings, L.L.C. set forth under the heading “Senior Securities” appearing in the Registration Statement.

We also consent to the reference to us under the headings “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

October 23, 2014